Exhibit 7

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of this Statement on Schedule 13D including any amendments thereto, with respect to the beneficial ownership by each of the undersigned of securities of ENDI Corp., a Delaware corporation. This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

August 19, 2022	/s/ Robert A. Davidow
Robert A. Davidow

August 19, 2022	The David K. Sherman 1997 Family Trust

	By:	/s/ Robert A. Davidow
Name: Robert A. Davidow
Title: Trustee